                                                                    EXHIBIT 12.1

                               AP HOLDINGS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)


                                                                               THREE MONTHS            PRO FORMA
                                       YEAR ENDED DECEMBER 31,               ENDED MARCH 31,     ----------------------
                            ---------------------------------------------   ------------------             THREE MONTHS
                             1993      1994      1995      1996     1997     1997       1998      1997         1998
                            -------   -------   -------   ------   ------   -------   --------   -------   ------------
Income (loss) before
  income taxes, minority
  interest and
  extraordinary item......  $(4,037)  $(2,880)  $(2,273)  $1,469   $2,320   $  (345)  $(14,675)  $(7,069)    $(17,105)
Fixed charges.............    2,966     3,129     4,216    4,261    4,611     1,074      1,277    29,393        7,281
                            -------   -------   -------   ------   ------   -------   --------   -------     --------
Earnings..................  $(1,071)  $   249   $ 1,943   $5,730   $6,931   $   729   $(13,398)  $22,324     $ (9,824)
                            =======   =======   =======   ======   ======   =======   ========   =======     ========
Interest expense..........  $ 2,084   $ 2,437   $ 3,101   $3,409   $3,713   $   869   $  1,037   $18,931     $  4,665
Amortization of deferred
  financing costs.........      361       198       574      228      180        42         48       759          190
Interest portion of rent
  expense.................      521       494       541      624      718       163        192     9,703        2,426
                            -------   -------   -------   ------   ------   -------   --------   -------     --------
Fixed charges.............  $ 2,966   $ 3,129   $ 4,216   $4,261   $4,611   $ 1,074   $  1,277   $29,393     $  7,281
                            =======   =======   =======   ======   ======   =======   ========   =======     ========
Ratio of earnings to fixed
  charges.................   Note 1    Note 1    Note 1     1.3x     1.5x    Note 1     Note 1    Note 1       Note 1
                            =======   =======   =======   ======   ======   =======   ========   =======     ========


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Note 1: Earnings were inadequate to cover fixed charges by $4,037, $2,880,
$2,273, $345, $14,675, $7,069 and $17,105 for the years ended December 31, 1993,
1994 and 1995, the three months ended March 31, 1997 and 1998, the pro forma year ended December 31, 1997 and the pro forma three months ended March 31, 1998, respectively.